Exhibit 99.1
Regency Energy Partners Completes Acquisition of Gas Gathering System
From Affiliate of GE Energy Financial Services
DALLAS, Jan. 7, 2008 – Regency Energy Partners LP (Nasdaq: RGNC) has completed its previously announced acquisition of FrontStreet Hugoton, LLC from an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE), and FrontStreet EnergyOne, LLC. This acquisition expands Regency’s asset base in the Midcontinent region and will be immediately accretive to cash available for distribution.
“We are pleased to have completed this drop-down acquisition from GE Energy Financial Services’ midstream portfolio,” said James W. Hunt, chairman, president and chief executive officer of Regency. “This acquisition doubles Regency’s footprint in Kansas and provides stable fee-based revenue to our gathering and processing segment.”
Regency funded the acquisition by issuing approximately 4.7 million Class E limited partner units to an affiliate of GE Energy Financial Services and approximately $11.7 million of cash to FrontStreet EnergyOne, LLC, subject to customary post-closing adjustments that will be settled in cash. The newly issued units will not participate in distributions for the fourth quarter 2007 and will thereafter be entitled to convert to common units on a one-for-one basis on February 15, 2008.
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, processing, marketing and transporting of natural gas and natural gas liquids. Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
This press release may contain forward-looking statements regarding Regency Energy Partners, including projections, estimates, forecasts, plans and objectives. These statements are based on management’s current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include the emergence of undisclosed or latent liabilities at FrontStreet Hugoton that are not currently anticipated, changes in laws and regulations impacting the gathering and processing industry, the level of creditworthiness of the Partnership’s counterparties, the Partnership’s ability to access the debt and equity markets, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership’s transactions, changes in commodity prices, interest rates, demand for the Partnership’s services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.
In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Investor Relations:
Shannon Ming
Director, Investor Relations
Regency Energy Partners
214-239-0093
Shannon.ming@regencygas.com
Media Relations:
Elizabeth Browne Cornelius
HCK2 Partners
972-716-0500 x26
Elizabeth.browne@hck2.com